FREEHOLD LEASE AND GRANT

THIS INDENTURE made the 29th day of April, 1998

BETWEEN:

Tulita District Land Corporation Ltd. of General Delivery, Tulita,
NT, XOE OKO (hereinafter referred to as "the Lessor")

OF THE FIRST PART

- and -

International Frontier Resources Ltd. of Suite 312, 1117 First Street
S.W., Calgary, AB, T2R OT9 (hereinafter referred to as "the Lessee")

OF THE SECOND PART

THE LESSOR, being entitled to become registered as owner, pursuant to the Sahtu Dene and Metis Land Claim Settlement Act, S.C. 1994 c. C-27, subject, however, to the exceptions, conditions, encumbrances, liens and interests, contained in or noted in the Sahtu Dene and Metis Comprehensive Land Claim Agreement ("the Comprehensive Agreement") and the records of the Registrar of Land Titles for the Northwest Territories, of (hose certain parcels or tracts of land described in Schedule 1 hereto (hereinafter referred to as the "said lands") in consideration of the sum of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) paid to the Lessor by the Lessee as follows:

1) $125,000.00 on execution of this Agreement;

2) $125,000.00 on the first anniversary date of the execution of this Agreement; and

3) $125,000.00 on the second anniversary date of the execution of this Agreement;

and in consideration of the covenants of the Lessee hereinafter contained, DOTH HEREBY GRANT AND LEASE unto the Lessee all the petroleum, natural gas and related hydrocarbons (except coal and valuable stone), all other gases, and all minerals and substances (whether liquid or solid and whether hydrocarbon or not) produced in association with any of the foregoing or found in any water contained in an oil or gas reservoir (all hereinafter referred to as the "leased substances"), subject to the royalties hereinafter reserved, within, upon or under the lands hereinbefore described and all the right, title, estate, and interest, if any, of the Lessor in and to the leased substances or any of them within, upon or under any lands excepted from, or roadways, lanes or rights-of-way adjoining, the lands aforesaid, together with the exclusive right and privilege to explore, drill for, win, take, remove, store and dispose of the leased substances and for the said purposes to drill wells, lay pipe lines and build and install such tanks, stations, structures and roadways as may be necessary, and, insofar as the Lessor has the right so to grant, and for the said purposes, the right of entering upon, using and occupying the said lands or so much thereof and to such an extent as may be necessary or convenient.

TO HAVE AND ENJOY the same for the term of eight (8) years (hereinafter called the "said term") from the date hereof and so long thereafter as the leased substances or any of them are produced from the said lands, subject to the sooner termination of the said term as hereinafter provided.

PROVIDED FURTHER that if at any time during the said term and prior to the discovery of production on the said lands, the Lessee shall drill a dry well or wells thereon, or if at any time during such term and after the discovery of production on the said lands such production shall cease and the well or wells from which such production was taken shall be abandoned, then this Lease shall terminate at the next ensuing anniversary date hereof unless operations for the drilling of a further well on the said lands shall have been commenced or unless the Lessee shall pay or tender the delay rental as defined in Clause 3 hereof, to the Lessor, on or before such next ensuing anniversary date.

AND FURTHER ALWAYS PROVIDED that if at the end of the said term leased substances are not being produced from the said lands and the Lessee is then engaged in drilling or working operations thereon, or if at any time after the expiration of the said term production of the leased substances has ceased and the Lessee shall have commenced further drilling or working operations within ninety (90) days after the cessation of said production, then this Lease shall remain in force so long as any drilling or working operations are prosecuted with no cessation of more than ninety (90) consecutive days, and, if such drilling or working operations result in the production of leased substances or any of them, so long thereafter as leased substances or any of them are produced from the said lands; provided further that notwithstanding anything hereinbefore contained or implied to the contrary, if drilling or working operations are interrupted or suspended as the result of any cause whatsoever beyond the Lessee's reasonable control or if any well on the said lands or on any spacing unit of which the said lands or any portion thereof form a part, is shut-in, suspended or otherwise not produced for any cause whatsoever which is in accordance with good oil field practice, the time of such interruption or suspension or non-production shall not be counted against the Lessee.

THE LESSOR AND THE LESSEE HEREBY COVENANT AND AGREE AS FOLLOWS:

1. Interpretation - In this Lease, unless there is something in the subject or context Inconsistent therewith, the expressions following shall have the following meaning, namely:

(a) "Benefits Plan" shall mean an agreement entered into by the Lessee and Tulita Land Corporation, Ernie McDonald Land Corporation and Fort Norman Metis Land Corporation on the ____ day of _______________, 1998.

(b) "Commercial production" shall mean the output from a well of such quantity of the leased substances or any of them as, considering the cost of drilling and production operations, including but not limited to cost of transportation and transmission of the leased substances to market, and price and quality of the leased substances, after a production test of thirty (30) consecutive days, would commercially and economically warrant the drilling of a like well in the vicinity thereof.

(c) "Comprehensive Agreement" shall mean the Sahtu Dene and Metis Comprehensive Land Claim Agreement dated September 6, 1993, as amended from time to time;

(d) "Spacing unit" shall mean the area allocated to a well for the purpose of drilling for and/or producing the leased substances or any of them, by or under any law of the Territory in which the said lands are situate now or hereafter in effect governing the spacing of petroleum and/or natural gas wells.

(e) "Said lands" shall mean all the lands hereinbefore described or referred to, or such portion or portions thereof as shall not have been surrendered.

(f) "Shut-in, suspended or otherwise not produced well" shall mean a well which has not been abandoned by the Lessee in accordance with applicable regulations.

2. Royalties -The Lessor does hereby reserve unto itself a gross royalty of 15 per cent of the leased substances produced and marketed from the said lands. Any sale by the Lessee of any leased substances produced from the said lands shall include the royalty share thereof reserved to the Lessor, and the Lessee shall account to the Lessor for its said royalty share in accordance with the following provisions, namely:

The Lessee shall deduct from the royalty share reserved to the Lessor, 15% of all reasonable costs incurred by the Lessee in transporting to and making the leased substances marketable at the point of sale.

The Lessee shall remit to the Lessor, on or before the 25th day of each month, an amount equal to the current market value at the wellhead on the date of delivery of 15 per cent of the leased substances produced, saved and marketed from the said lands during the preceding month.

Notwithstanding anything to the contrary herein contained or implied, the Lessee shall be entitled to use such part of the production of the leased substances from the said lands as may be reasonably required and used by the Lessee in its operations hereunder, and the Lessor shall not be entitled to any royalty with respect to said leased substances.

In the event the Lessor or any prior owner of the minerals has, prior to this date, assigned all or any portion of the aforesaid royalty, the Lessee, shall be entitled to pay the royalty payable hereunder to the Assignee thereof to the extent the same has been assigned and such payment shall discharge the Lessee's obligations hereunder in respect to the payment of royalty to the extent the same has been assigned.

3. Shut-in Wells - Subject to the provisions hereinbefore set forth, if all wells on the said lands are shut-in, suspended or otherwise not produced during any year ending on an anniversary date, the Lessee shall pay to the Lessor at the expiration of each such year, a sum of One Hundred Fifty Thousand Dollars ($150,000.00) ("the delay rental") and each such well shall be deemed to be a producing well hereunder, provided that this clause shall not impose an obligation upon the Lessee to make the payment of the delay rental unless all wells on the said lands are shut-in, suspended or otherwise not produced for a period of ninety (90) consecutive days in any such year.

4. Lessor Interest - If the Lessor's interest in the leased substances be less than the entire and undivided fee simple estate therein, then the royalties herein provided shall be paid to the Lessor only in the proportion which his interest bears to the whole and undivided fee.

5. Taxes Payable by the Lessor - The Lessor shall promptly pay all taxes, other than income taxes, rates and assessments that may be assessed or levied, directly or indirectly, against the Lessor by reason of the Lessor's interest in production obtained from the said lands, or the Lessor's ownership of mineral rights in the said lands, and shall further pay all taxes, rates and assessments that may be assessed or levied against the surface of the said lands during the continuance of the term hereby granted or any extension thereof if and so long as the said surface of the said lands is or continues to be owned by the Lessor.

6. Taxes Payable by the Lessee - The Lessee shall pay all taxes, rates and assessments that may be assessed or levied in respect of the undertaking and operations of the Lessee on, in, over or under the said lands, and shall further pay all taxes, rates and assessments that may be assessed or levied directly or indirectly against the Lessee by reason of the Lessee's interest in production from the said lands. The Lessee shall on the written request of the Lessor, accompanied by such tax receipts, statements or tax notices as the Lessee may reasonably require, reimburse the Lessor for 100% of any taxes assessed or imposed on the Lessor during the currency of the Lease by reason of the Lessor being the registered owner of the leased substances or being entitled to become such owner.

7. Offset Wells - In the event of commercial production being obtained from any well drilled on any spacing unit laterally adjoining the said lands and not owned by the Lessor, or, if owned by the Lessor, not under lease to the Lessee, then unless a well has been or is being drilled on the spacing unit of the said lands laterally adjoining the said spacing unit on which commercial production is being so obtained to the horizon in the formation from which commercial production is being so obtained, the Lessee shall, within twelve (12) months from the date the said well has been placed on regular commercial production:

(a) Commence or cause to be commenced within the twelve (12) .month period aforesaid, operations for the drilling of an offset well on the spacing unit of the said lands laterally adjoining the said spacing unit on which commercial production is being so obtained, and thereafter drill the same to the horizon in the formation from which commercial production is being obtained from the said adjoining spacing unit;or

(b) Pay to the Lessor, commencing on the last day of the aforesaid twelve (12) month period and thereafter at such times as a royalty would be payable pursuant to the provisions of Clause 2 hereof, a royalty which shall be equivalent to such royalty as would have been payable to the Lessor if the leased substances produced from such offsetting well were actually being produced from a well on the said lands, provided, however, that should any spacing unit of the said lands be laterally adjoining more than one spacing unit upon which is located a producing well, the royalty which the Lessee may elect to pay to the Lessor pursuant to Clause 2 shall be payable based on the production from that well which is located closest to the said lands; or

(c) Provided that if at any time during such aforementioned twelve (12) month period less the last day thereof such offsetting well shall cease to be capable of regular commercial production, then the obligation imposed by this clause shall be deemed not to have accrued; or

(d) Surrender, pursuant to the provisions of Clause 31 hereof, that portion of the said lands comprised in the said spacing unit laterally adjoining the said spacing unit on which production is being so obtained; provided that if any well located on the said spacing unit to be surrendered is capable of production in commercial quantities, then the zone from which such commercial production is being obtained shall be excepted from the lands so surrendered;

(e) Clause 7 contained herein shall not apply where a producing wells) or a wells) capable of commercial production presently exists on the spacing unit adjacent to the said lands;

PROVIDED, that if such well drilled on lands laterally adjoining the said lands is productive primarily or only of natural gas, the Lessee shall not be obligated either to drill an offset well or to surrender said spacing unit, or portion thereof as hereinbefore provided unless and until an adequate and commercially profitable market for natural gas which might be produced from the offset well can be previously arranged and provided and unless the said lands comprise a spacing unit for natural gas.

8. Pooling and Unitization

(a) The Lessee is hereby given the right and power at any time and from time to time to pool or combine the said lands, or any portion thereof, or any zone or formation underlying the said lands or any portion thereof, with any other lands or any zone or formation underlying the same, but so that the lands so pooled and combined (herein referred to as a "unit") shall not exceed one spacing unit as hereinbefore defined. In the event of such pooling or combining, the Lessor shall, in lieu of the royalties elsewhere herein specified, receive on production of the leased substances from the said unit, only such portion of the royalties stipulated herein as the surface area of the said lands placed in the unit bears to the total surface area of lands in such unit.

(b) The Lessee from time to time and at any time, shall have the right to include the said lands or any part or parts thereof in a Unit Operation Agreement for the unitized development and/or operation thereof with other lands, if such becomes necessary or desirable in the opinion of the Lessee. The basis and manner of any unitization, the manner of allocating unitized production among the several tracts of unitized lands, and the contents of any such Unit Operation Agreement shall be in the sole discretion and determination of the Lessee, exercised bona fide, and when so determined shall be binding upon the Lessor. Upon any such unitization, the royalties elsewhere herein specified shall be paid on the basis of the production allocated to the said lands under the plan of unitization and not upon the basis of actual production.

(c) Drilling operations on or production of leased substances from, or the presence of a shut-in or suspended well on, any land so pooled or unitized as aforesaid, shall have the same effect in continuing this Lease in force and effect during the term hereby granted or any renewal or extension thereof, as to all the pooled lands, as if such operation or production were upon or from the said lands or some portion thereof, or as if said shut-in or suspended well were located on said lands.

9. Access Granted - The Lessor grants the Lessee a right of access to, and the right to use and occupy, the said lands and the waters overlying such lands, as contemplated in 21.4.6(a) of the Comprehensive Agreement for the purposes of exploring for, developing, producing and transporting (by pipeline or otherwise) petroleum and natural gas and related hydrocarbons and all other minerals produced in conjunction therewith, as well as ingress and egress to and from the said lands, as may be necessary, useful or convenient to carry out activities associated with this Agreement in exchange for the Lessee's compliance with the terms and conditions of this Agreement.

10. Approval Before Exercise - Prior to exercising any right of access, the Lessee will obtain approval from the Lessor for all access routes to ingress and egress the said lands and to go on and over the said lands, which approval will not be unreasonably withheld or delayed by the Lessor. The Lessor shall not have the right to require any payments to be made by the Lessee for the use of such access routes that are in addition to the payments expressly referred to in Clause 21 below.

11. Access Plan - The Lessee will provide the Lessor with an access plan identifying the following:

(a) the dates the Lessee will be exercising any access rights over the said lands;

(b) the maximum number and types of vehicles that the Lessee will be using to access the said lands;

(c) the designated routes that the Lessee will be utilizing over the said lands and the routes that will be utilized to obtain ingress to and egress from the said lands;

(d) the purposes for which the Lessee will be exercising the access rights over the said lands;

(e) the activities that the Lessee will be conducting;

(f) the sites where activities will be conducted on the said lands; and

(g) the structures the Lessee will be placing on, over, or under the said lands.

12. Decision on Access Plan - The Lessor will within 30 days of receiving an access plan give written notice to the Lessee of the Lessor's decision to:

(a) approve the access plan;

(b) approve the access plan with conditions attached; or

(c) reject the access plan.

13. Deemed Approval -If the Lessor does not render a decision within thirty (30) days of receiving an access plan it will be deemed to have approved the access plan.

14. Non-Approval of Access Plan - Should the Lessor take a decision to do anything other than approve the access plan as specified in paragraph 12 then the lessee shall have the right to immediately refer the matter to the dispute resolution mechanism set forth in Clause 37 of this Agreement.

15. Notice - The Lessee will provide the Lessor with 7 days prior written notice to any exercise by the Lessee of access rights to, on or over the said lands.

16. Amendments to Access Plan - The Lessee may make minor amendments to an access plan provided the Lessee provides 7 days prior written notice to the Lessor of the Lessee's intention to amend the access plan and provides the Lessor with copies of the amendments.

17. Access Maintenance - The Lessee agrees to repair any damage caused by its operations on any access routes used by it for ingress and egress, whether existing or developed by the Lessee.

18. Mischief -The Lessee will not permit any mischief on the said lands, in particular, the Lessee will not permit the use of alcohol or non-medical drugs by its employees, contractors, subcontractors, agents and other related persons on the said lands.

19. Abandonment - The Lessee will upon abandonment or the discontinuance of the use of the said lands, restore the said lands to the same condition so far as it may be practicable to do so as that existing immediately prior to the entry and the use by the Lessee, as determined by the Government administering the land use permits or other permits or licences required by the Lessee to conduct its activities, within one year after abandonment or discontinuance.

20. Termination - The Lessee will upon the termination of this Agreement restore the said lands to the same condition so far as it may be practicable to do so as that existing immediately prior to the entry and the use by the Lessee, as determined by the Government administering the land use permits or other permits or licences required by the Lessee to conduct its activities, within one year after the termination of this Agreement.

21. Net Profits Interest - The Lessee by way of further consideration for the rights of access to the said lands granted hereunder, also agrees to grant to the Lessor a 5% net profits interest in any leased substances produced from the said lands. The net profits interest shall be calculated and be payable in accordance with the terms of Schedule 2 hereto.

22. Rentals - The Lessee, commencing on the eighth anniversary date of this Agreement shall pay the Lessor an annual rental of $20.00 per hectare of said lands not surrendered in accordance with Clause 31 hereof. Said rental shall be calculated on the number of hectares held on the anniversary date and shall be payable in full within two (2) months of the said anniversary date.

23. Operations - The Lessee shall conduct all its operations on the said lands in a diligent, careful and workmanlike manner and in compliance with the provisions of law applicable to such operations, and where such provisions of law conflict or are at variance with the provisions of this Lease, such provisions of law shall prevail.

24. Records of Production - The Lessee shall make available to the Lessor the Lessee's records relative to the quantity of leased substances produced from the said lands in accordance with the procedures set forth in Schedule 2 hereto.

25. Compliance with Environmental Laws - The Lessee will comply with all environmental laws, statutes, regulations and ordinances while carrying out work on the said lands.

26. Compliance with CEAA - The Lessee will make any payments required for an environmental review or assessment, pursuant to the Canadian Environmental Assessment Act (or any successor legislation), of work on the said lands.

27. Compliance with Comprehensive Agreement - The Lessee will comply with all environmental requirements applicable to the said lands as are set out in the Comprehensive Agreement and are reasonably applicable to the Lessee and its specific operations.

28. Environmental Plan - The Lessee will provide the Lessor with an Environmental Plan outlining preventative and mitigative measures to minimize the environmental impact of work on the said lands and will provide a plan for the reclamation of said lands upon the abandonment or the discontinuance of the use of the said lands or any part thereof which will provide for the restoration of the said lands to the same condition, so for as may be practical to do so, as that existing immediately prior to the date of this Agreement. Both the Environmental Plan and the reclamation plan referred to this paragraph must have the approval of the Lessor prior to the Lessee carrying out any activities on the said lands.

29. Monitoring - The Lessee will permit a representative of the Lessor reasonable entry at his or her sole risk and expense onto any sites occupied by the Lessee within the said lands in order to monitor the Lessee's compliance with the terms and conditions of this Agreement.

30. Discharge of Encumbrances - The Lessee may at the Lessee's option pay or discharge the whole or any portion of any tax, charge, mortgage, lien or encumbrance of any kind or nature whatsoever incurred or created by the Lessor and/or the Lessor's predecessors or successors in title or interest which may now or hereafter exist on or against or in any way affect the said lands or the leased substances, in which event the Lessee shall be subrogated to the rights of the holder or holders thereof and may in addition thereto at the Lessee's option, reimburse itself by applying on the amount so paid by the Lessee the rentals, royalties, or other sums accruing to the Lessor under the terms of this Lease, and any rentals, royalties or such other sums so applied shall, for all purposes of this Lease, be deemed to have been paid to and received by the Lessor.

31. Surrender - Notwithstanding anything herein contained the Lessee may at any time or from time to time determine or surrender this Lease and the term hereby granted as to the whole or any part or parts of the leased substances and/or the said lands upon giving the Lessor written notice to that effect; PROVIDED that if the Lessee surrenders all or any part of the said lands by geological formations or zones the delay rental hereinbefore expressed shall not abate and the Lessee shall only be responsible for payment of royalties and satisfaction of obligations with respect to those geological formations or zones retained by the Lessee.

In the event that any surrender notice is given by the Lessee then this Lease and the said term shall terminate as to the whole or any part or parts thereof so surrendered and the royalty or otherwise shall be extinguished or correspondingly reduced as the case may be, the rentals shall also be extinguished or reduced if such surrender relates to all of the geological formations underlying all or any part of the lands included in the surrender notice, but the Lessee shall not be entitled to a refund of any rent theretofore paid.

32. Removal of Caveat - In the event of the Lessee having registered in the Land Titles Office or Registry Office for the area in which the said lands are situated this Lease or any caveat or other document in respect thereof, the Lessee shall withdraw or discharge the document so registered within a reasonable time after termination of this Lease.

33. Termination - The rights granted by this Agreement will terminate when one of the following events occur:

(a) the said term expires; or

(b) the Lessor provides the Lessee with written notice of a material breach of this Agreement or the Benefits Plan together with a notice of its intention to terminate this Agreement and the Lessee does not either remedy such breach or commence to do so within sixty (60) days after such notice, provided however that if within such sixty (60) day period the Lessee disputes the existence of such breach, then the matter may be referred to arbitration by the Lessor whereupon any termination hereof, in the absence of the remedy or commencement to remedy of any breach, shall not occur until sixty (60) days after the arbitral decision unless the Lessee remedies or commences to remedy any breach that is determined to exist; or

(c) the Lessee or any of its Assignees make an assignment in bankruptcy or take the benefit of any statute designed for the benefit of insolvent persons.

34. Indemnity - It is a condition of this Agreement that the Lessee shall, in respect of the portions of the said lands to which the Lessee exercises any access rights, at all times, indemnify and save the Lessor from and against all claims, demands, loss, costs, damages, actions, suits or other proceedings by whomsoever made, sustained, brought or prosecuted in any manner based upon, occasioned by or attributable to, anything done or omitted to be done, by, through, or under the Lessee.

35. Liability - The Lessee will be responsible to respond to, and shall bear any liability for all claims, demands, loss, costs, damages, actions, suits or other proceedings in respect of any work or activity conducted or caused to be conducted, by, through, or under the Lessee. Any transfer, assignment, or other disposition of this Agreement, or of a share therein, shall not have the effect of discontinuing such liability in respect of such work or activity, that was conducted before that transfer, assignment or other disposition was registered pursuant to any act or regulations.

36. Mediation - The Lessee and the Lessor will attempt to resolve disputes relating to the interpretation, application and enforcement of any term of this Agreement by mediated negotiation, and will use their best efforts to agree on the choice of a mediator.

37. Arbitration - In the event that any disagreement arises between the Lessee and the Lessor with reference to this Agreement or any matter arising hereunder and upon which they cannot resolve by negotiation or mediation, then every such disagreement shall be referred to arbitration pursuant to the provisions of the Arbitration Act, R.S.N.W.T. 1988, c. A-5, as amended from time to time, and the following provisions shall govern any arbitration thereunder:

(a) the reference to arbitration shall be to one arbitrator and appointment shall be by unanimous agreement by the Lessee and the Lessor;

(b) in .the event that unanimity is lacking for the appointment of an arbitrator, then the Arbitration Act shall apply;

(c) there shall be an appeal from the award of the arbitrator in accordance with the provisions of the Arbitration Act.

38. Quiet Enjoyment - The Lessor covenants and warrants that he has good title to the leased substances and the said lands as hereinbefore set forth, has good right and full power to grant and demise the same and the rights and privileges in manner aforesaid, and that the Lessee, upon observing and performing the covenants and conditions on the Lessee's part herein contained, shall and may peaceably possess and enjoy the same and the rights and privileges hereby granted during the said term and any extension thereof without any interruption or disturbance from or by the Lessor or any other person whomsoever claiming through or under the Lessor.

39. Covenant for Further Assurance - The Lessor and the Lessee hereby agree that they will each do and perform all such acts and things and execute all such deeds, documents and writings and give all such assurance as may be necessary to give effect to the Lease and all covenants herein contained.

40. Assignment - The parties hereto may each or either of them delegate, assign, sublet or convey to any other person or persons, corporation or corporations, all or any of the property, powers, rights and interest obtained by or conferred upon them respectively hereunder and may enter into all agreements, contracts and writings and do all necessary acts and things to give effect to the provisions of this clause; PROVIDED that no assignment of royalties or other moneys payable hereunder shall be binding upon the Lessee, notwithstanding any actual or constructive notice or knowledge thereof, unless and except the same be for the entire interest of the Lessor in all of the said sums remaining to be paid or to accrue hereunder, nor then until forty-five (45) days after the Lessee has been actually furnished at its address hereinafter set forth with evidence satisfactory to the Lessee of such assignment of the entire interest of the Lessor in all the sums aforesaid, including, if effected by voluntary act, the original or a certified copy of the instrument effecting such assignment; PROVIDED further that in the event that the Lessee shall assign this Lease as to any part or parts of the said lands, then the delay rental referred to clause 3 and the rentals referred to in clause 22 shall be apportioned amongst the several leaseholders rateably according to the surface area of each, and should the Assignee or Assignees of any such part or parts fail to pay the proportionate part of the delay rental or rentals payable by him or them, or fail to carry out any other obligations with respect to the area assigned to him or them, such failure to pay shall not operate to terminate or affect this Lease insofar as it relates to and compromises the part or parts of the said lands in respect of which the Lessee or its Assignees shall not be in default; PROVIDED further that no assignment by the Lessee shall be of any force and effect unless the Assignee acknowledges and agrees, in a form satisfactory to the Lessor, that it will be bound by the terms of this Agreement. The Lessor agrees that the Lessee will have the right to assign portions of its interest to a maximum of three other parties on or before the close of business on April 30, 1998, provided that said other parties execute this Agreement in counterpart acknowledging that they are bound by the terms herein contained; and provided further that the Lessee shall, at all times, remain the managing operator of the said lands.

41. Manner of Payment - All payments to the Lessor provided for in this Lease shall, at the Lessee's option, be paid or tendered either to the Lessor or to the depository named in or pursuant to this clause, and all such payments or tenders may be made by cheque or draft of the Lessee either mailed or delivered to the Lessor or to said depository, which cheque or draft shall be payable in Canadian funds at par in the bank on which it is drawn. In the case of payments which are mailed, such payments shall be deemed to be received by the Lessor as of the date of mailing. The Lessor does hereby appoint Canadian Imperial Bank of Commerce at 5001 - 50th Avenue, P.O. Box 430, Yellowknife, NT X1A 2N3, telephone (867) 873-4453, facsimile (867) 873-5608 as the depository for the receipt of all money payable under this Lease, and the Lessor agrees that said depository and its successors shall be and continue as his agents for the receipt of any and all sums payable hereunder regardless of changes of ownership (whether by assignment, succession or otherwise) of the said lands or of the leased substances or of the rentals or royalties to accrue hereunder. The Lessor may at any time designate a new depository by giving written notice to the Lessee specifying the name and address of such new depository; provided that only a bank or trust company in Canada may be designated as depository, that only one depository shall be designated at any one time as aforesaid, and that the Lessee shall not be required to recognize any change of depository until the expiration of forty-five (45) days from the receipt by the Lessee of the notice in writing aforesaid. If any depository designated by the Lessor shall at any time resign or fail or refuse to act as depository and a successor depository shall not be designated as aforesaid within ten (10) days thereafter, or if any moneys payable hereunder become payable to more than one person and the persons to whom said moneys are payable shall have failed to designate one depository hereunder, then the Lessee may at its option designate a bank or trust company in Canada as depository hereunder which depository shall be entitled to charge its usual fees, and said bank or trust company shall be the depository to all intents and purposes as if originally designated herein by the Lessor.

42. Force Majeure - In the event that the Lessee is rendered unable wholly or in part by force majeure to carry out its obligations hereunder other than any obligation to make payment of any moneys due hereunder, upon the Lessee giving notice and reasonably full particulars of such force majeure in writing or by telegram to the Lessor within a reasonable time after the occurrence of the cause relied on, the obligations of the Lessee, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; and the cause of the force majeure so far as possible shall be remedied with all reasonable dispatch. The term "force majeure" as employed herein shall mean an act of God, strikes, weather, lockouts or other industrial disturbances, act of the public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint and any other cause whether of the kind herein enumerated or otherwise not reasonably within the control of the Lessee. The settlement of strikes, lockouts and other labour difficulties shall be entirely within the discretion of the Lessee. The above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labour difficulties by acceding to the demands of opponents therein when such course is inadvisable in the discretion of the Lessee. Force majeure will not be used to extend the term of this Agreement beyond a total period of nine (9) years.

43. Notice - Any notice, request, demand or other instrument which may be required or permitted to be delivered, given or served upon any party hereto shall be sufficiently delivered, given or served upon the party in question, if in writing, and if either delivered by hand, by facsimile or by any other means of instant written telecommunication, in each case addressed, in the case of the Lessor to:

Tulita District Land Corporation Ltd.
General Delivery
Tulita, NT, XOE OKO
Telecopy No. (867) 588-3739

and in the case of the Lessee, to:

International Frontier Resources Ltd.
Suite 312, 1117 First Street S.W.
Calgary, AB T2R OT9
Telecopy No. (403) 215-2788

Any written communication as aforesaid, if delivered or sent by facsimile or any other means of instant written telecommunication, shall be deemed to have been given or made on the day on which it was delivered or sent as aforesaid if it is received at or before 4:30 p.m. Calgary time on the day in question or, if such day is not a business/day or if such written communication is received after 4:30 p.m. Calgary time, then delivery shall be deemed to have occurred on the next following business day. Either party hereto may from time to time change its address for service hereunder by notice to the other party.

44. Time is of the Essence - Time is of the essence of this Agreement.

45. Gender and Number - Words of one gender include all genders, and words in the singular include the plural and vice versa.

46. Interpretation - In this Agreement, using separate Parts, inserting headings are for convenience reference only and will not affect how this Agreement is interpreted.

47. Governing Law - This Agreement will be governed by and construed in accordance with Northwest Territories laws and applicable Canadian laws and will be treated in all respects as a Northwest Territories contract.

48. Submission to Jurisdiction - Each of the parties will submit:

(a) to the jurisdiction of the Northwest Territories; and

(b) if any appointed agent is required, notify the others of the name and address of its appointed agent.

49. Benefits Plan - The Lessee agrees that the Benefits Plan is incorporated as a part of this Agreement, mutatis mutandis.

50. Entire Agreement - This Agreement is the entire Agreement between the Lessee and the Lessor and, except as stated in this Agreement and in the instruments and documents to be executed and delivered under it, contains all the covenants, representations, and warranties of the respective parties. There are no oral representations or warranties between the Lessee and the Lessor of any kind. This Agreement may not be amended or modified in any respect except as set out in this Agreement and by written instrument signed by both the Lessee and the Lessor.

THIS LEASE may be executed in any number of counterparts by any person having an interest in the said lands or the leased substances with the same effect as if all Lessors herein were named as Lessors in one document and had all signed the same document. All counterparts shall be construed together and shall constitute one lease. The failure of any person owning an interest in leased substances to execute a counterpart hereof, or the failure of any person named as Lessor in any counterpart to execute the same shall not affect the binding force of this Lease as to those who have executed or shall execute a counterpart hereof.

THIS LEASE shall enure to the benefit of and be binding upon the parties hereto, and each of them, their respective heirs, executors, administrators, successors and assigns.

International Frontier Resources Ltd., the above-mentioned Lessee, doth hereby accept this Lease and Grant of the above described land, to be held by it as tenant, and subject to the conditions, restrictions and covenants above set forth.

IN WITNESS WHEREOF the Lessor and the Lessee have executed and delivered this Lease, the day and year first above written.

SIGNED, SEALED AND DELIVERED

By the Lessor:

Tulita District Land Corporation Ltd.

Per: /s/ "Gordon Yakeleya"

Per: /s/ "Eddy McPherson"

SIGNED SEALED AND DELIVERED

By the Lessee:

International Frontier Resources Ltd.

Per: /s/ "Pat Boswell"

SCHEDULE ONE

TO AN AGREEMENT BETWEEN TULITA DISTRICT LAND CORPORATION LTD. AND INTERNATIONAL FRONTIER RESOURCES LTD. MADE AS OF THE 29 DAY OF APRIL, 1998.

DESCRIPTION OF SAID LANDS
Item No.	Description
1	Parcel M29 as described in Volume II of the Comprehensive Agreement and comprising approximately 7977.2 hectares, more or less
2	Parcel M32 as described in Volume II of the Comprehensive Agreement and comprising approximately 4273.5 hectares, more or less
3	Parcel M33 as described in Volume II of the Comprehensive Agreement and comprising approximately 4273.5 hectares, more or less
4	Parcel M34 as described in Volume II of the Comprehensive Agreement and comprising approximately 4946.9 hectares, more or less
5	Parcel M35 as described in Volume II of the Comprehensive Agreement and comprising approximately 1631.7 hectares, more or less
6	Parcel M37 as described in Volume II of the Comprehensive Agreement and comprising approximately 4040.4 hectares, more or less
7	Parcel M38 as described in Volume II of the Comprehensive Agreement and comprising approximately 4195.8 hectares, more or less
8	Parcel M39 as described in Volume II of the Comprehensive Agreement and comprising approximately 4687.9 hectares, more or less

SCHEDULE TWO

TO AN AGREEMENT BETWEEN TULITA DISTRICT LAND CORPORATION LTD. AND INTERNATIONAL FRONTIER RESOURCES LTD. MADE AS OF THE 29 DAY OF APRIL, 1998.

CALCULATION OF NET PROFITS UNDER THE NETS PROFITS INTEREST AGREEMENT

1. Definitions

1.1 For the purposes of the calculation of the net profits, except as expressly set forth herein, the terms defined in the Freehold Lease and Grant to which this Calculation of Net Profits is attached as Schedule "2" (the "Grant") shall have the same meanings ascribed thereto where used herein. Additionally, the following terms shall have the following meanings ascribed thereto:

(a) "Lands" means the said lands, while those lands or any part thereof are subject to the Grant, any renewal or extension of the Grant, or any document of title issued out of or in replacement of the Grant or any replacement of any of the foregoing, issued within six months of the expiry or termination of the foregoing; and

(b) "Petroleum Substances" means petroleum (as defined in the Canada Petroleum Resources Act (hereinafter referred to as the "CPRA")) and natural gas (as defined in the CPRA), together with all related hydrocarbons and all substances, whether hydrocarbons or not, produced in association therewith, excluding coal but including, without restricting the generality of the foregoing, helium, sulphur and hydrogen sulphide.

2. Determination of Net Profits

2.1 For the purposes of Clause 21 of the Grant there shall be established a joint account (hereinafter referred to as the "Joint Account") in respect of the acquisition of the Grant and all activities by the Lessee on or in respect of the Lands and access thereto. To the Joint Account shall be made debit and credit entries, in accordance with this Article 2.

2.2 To the Joint Account, the Lessee shall credit the following:

(a) all proceeds received or receivable from the sale or other disposition of the Petroleum Substances produced, saved and sold from the Lands for the account of the Lessee;

(b) the Lessee's share of all amounts received or receivable from the sale of any part of the Grant itself or of any undivided interest in the Lands, or property or materials relating to the Lands, the purchase price of which was debited to the Joint Account;

(c) all amounts received or receivable as net operating income from the operation of wells for other parties on the Lands;

(d) any amounts received or receivable in refund of any items charged to the Joint Account as a debit;

(e) any amounts received or receivable in the form of government grants against costs incurred whether by cash or by credit;

(f) any amounts received or receivable as unitization equalization proceeds;

(g) any amounts received or receivable for custom processing or transportation fees; and

(h) any amounts received or receivable in a form other than cash in connection with paragraphs (a), (b), (c), (d), (e), (f) and (g) of this clause 2.2.

2.3 To the Joint Account the Lessee shall debit the following provided that the costs thereof are reasonable:

(a) all charges and expenses incurred by the Lessee in the acquisition, exploration, development and operation of the Grant and the Lands and in the transportation and processing of Petroleum Substances produced therefrom;

(b) the costs incurred by the Lessee for examining, acquiring, establishing, perfecting title to, maintaining and defending the Grant and any renewal or extension or replacement thereof, and any document of title issued out of the Grant or any renewal or extension or replacement thereof, including, without restricting the foregoing, initial consideration and rentals and any other consideration granted;

(c) the costs incurred by or attributable to the Lessee in the conduct of all geological and geophysical surveys or other exploratory operations conducted, in whole or in part, upon the Lands, including the cost of obtaining reports and analysis thereof;

(d) the costs incurred by the Lessee in acquiring, establishing and maintaining surface rights and rights of access including initial consideration and rentals and any other consideration granted (but excluding this net profits interest);

(e) the costs incurred by the Lessee for the gathering, processing and transportation of Petroleum Substances produced from the Lands, including all plant and pipeline planning, capital and operating costs;

(f) the costs of drilling, deepening, completing, plugging and abandoning every well (including producing, dry and abandoned, capped, suspended and water disposal wells and wells capable of production) upon the Lands, (including equipment transportation costs), and for all tests conducted in connection with any such operations; and the acquisition and installation of all equipment for the taking, storing, treating and marketing of the Petroleum Substances from the Lands;

(g) all costs and expenses incurred by or attributed to the Lessee in the producing of wells on the Lands and the treatment, storage and marketing of the production of Petroleum Substances therefrom and in the operation of any well on the Lands for the production of Petroleum Substances including, without limitation, the costs of all operations conducted on any such well for restoring, maintaining or increasing production therefrom and the costs of any scheme for pressure maintenance or for secondary recovery or tertiary recovery or for water disposal reasonably necessary or required for the efficient operation of all or any wells on the Lands;

(h) any and all taxes imposed or levied and assessed by any governmental agency upon Petroleum Substances, situate within upon or under or produced from the Lands, including severance taxes, gross production and ad valorem taxes (but exclusive of income tax) and all taxes levied against any and every well and the well equipment and the facilities required or used in connection with the taking, storing, treating and preparing of such production of Petroleum Substances for market;

(i) any and all taxes, other than income taxes, imposed or levied and assessed by any governmental agency upon the Lessee, attributable to the Lessee's share of petroleum substances produced from the Lands;

(j) royalties, overriding royalties and other charges of a similar nature attributable to the Lessee's share of Petroleum Substances produced from the Lands, whether granted prior to the acquisition of an interest in the Grant or prior to the Grant or thereafter;

(k) where the Lessee is the operator, the cost of administration and supervision of all exploratory, development and producing operations conducted upon the Lands in accordance with any joint operating agreement and, if there is no joint operating agreement, then in the same manner and at the same rates consistent with operating costs in the area in which the Lands are situate, as though the Lessee was an operator for the Lands under the terms of a joint operating agreement;

(l) the costs of administration and supervision of all exploratory, development and producing operations charged by any third party operator of any part of the Lands to the Lessee, together with the overhead costs of the Lessee in connection with review and verification of such third party charges;

(m) losses, damages or liabilities sustained or incurred in connection with the operation of the Lands including, without limitation, premiums paid for workers' compensation, public liability, fire, wind, ice, freezing of wells, pipelines or equipment and all other insurance and any costs of any of the foregoing for which insurance is not obtained or available;

(n) the costs of restoration and reclamation expenses actually incurred or sustained in connection with the Lands;

(o) legal fees, accounting fees and fees for other consulting services obtained by the Lessee for the purpose of any of the matters referred to in Subsections 2.3(a) to (n), inclusive, above;

(p) any other costs, expenses and charges that are reasonable and customary in the oil and gas industry in Canada in connection with the acquisition, maintenance, operation and development of the Lands and obtaining access thereto, and the production of the Petroleum Substances therefrom, which are properly chargeable against the interest of the Lessee; and

(q) interest calculated in accordance with clause 2.4 hereof.

2.4 The interest referred to in Subsection 2.3(q) hereof shall be calculated at the prime rate of interest on the net indebtedness as at December 31 of each year recorded in the Joint Account with respect to all of the amounts referred to in Subsections 2.3(a) to 2.3(q), inclusive, above. Such interest shall be compounded annually by calculating interest at the said rate on all outstanding amounts of interest calculated and entered in the Joint Account with respect to previous calendar years. For the purposes hereof, the prime rate of interest shall be the rate identified from time to time by the Royal Bank of Canada as its prime rate of interest with respect to Canadian dollar commercial loans made in Canada.

2.5 To the Joint Account the Lessee shall also debit a provision for future restoration. and reclamation, which debit shall be equal to ten million ($10,000,000) dollars. This amount shall be reduced by amounts debited to the Joint Account pursuant to subsection 2.3(n). For greater certainty the amount of this debit, as determined from time to time, shall not attract interest as specified in clause 2.4. Upon a sale of all of the Lessee's interest in the Grant the amount of this debit shall be eliminated for the purpose of calculation of net profits. Upon a sale of less than all of the Lessee's interest in the Grant, the Lessor and the Lessee shall endeavor to mutually agree what reduction, if any, should be made in the amount of this debit for the purpose of calculation of net profits. Failing agreement the amount of the reduction, if any, shall be determined pursuant to the arbitration provisions of the Grant. At such time as the Lands have been fully restored and reclaimed, any part of this debit that may remain shall be eliminated for the purpose of calculation of net profits.

3. Payment of Net Profits

3.1 The Lessee shall render to the Lessor annually, within three months after the end of each calendar year, a full statement of the Joint Account, which statement shall not be required to be supported by invoices, receipts and billings evidencing the transactions reflected in the statement.

3.2 For so long as the net balance of the Joint Account shall remain negative, all resulting deficits shall be carried forward to the next succeeding calendar year and no net profits shall be payable to the Lessor until such accumulated deficits have been fully absorbed.

3.3 Upon a credit balance being achieved in the Joint Account and so long, but only so long, as the Grant is in full force and effect, the Lessee shall pay to the Lessor within 60 days after the end of the first calendar quarter after the calendar year in question and within 60 days after the end of each calendar quarter thereafter, The Lessor's five percent share of any credit balance in the Joint Account as of the last day of the subject calendar quarter.

3.4 It is understood and agreed that the net profits interest of the Lessor created by the terms of this Agreement is purely a contractual right as between the Lessor and the Lessee and does not create any real property interest. Upon the sale by the Lessee of all or any part of the Lands (the "Sold Interest") to a third party dealing at arms length with the Lessee, the net profits interest created hereunder shall cease to apply to the Sold Interest so long as the amounts received on such sale are credited to the Joint Account as contemplated in Subsection 2.2(b).

4. Records and Audit Rights

4.1 The Lessee shall keep proper accounts and records of the transactions to be conducted hereunder, including the invoices, receipts, billings and other vouchers. The Lessor shall have the right, exercisable by the Lessor or its auditors, to audit the Joint Account, it being understood and agreed that the Joint Account with respect to any calendar year shall not be subject to any more than one audit by the Lessor.

4.2 The Lessee shall afford facilities for audit and inspection and shall furnish the authorized representatives of the Lessor with such information as the Lessor or such representatives may from time to time reasonably require with reference to the documents referred to herein.

4.3 The Lessee shall not dispose of the supporting documents referred to in Article 3 and in this Article 4, but shall preserve and keep them available for audit inspection purposes for a period of two years following the generation of such statements.

DATED FEBRUARY , A.D. 1998

BETWEEN:

TULITA DISTRICT LAND CORPORATION LTD.

Of the first part

- and -

INTERNATIONAL FRONTIER RESOURCES LTD.

Of the Second Part

FREEHOLD LEASE AND GRANT

DAVIS & COMPANY

Barristers & Solicitors

Suite 802, Northwest Tower

5201 - 50th Avenue

Yellowknife, NT XIA 3S9

Phone (867) 873-6455

Fax (867) 873-6456

Lawyer: Richard I. Hardy

File No.: 28479-10010

AMENDING AGREEMENT BETWEEN TULITA DISTRICT LAND CORPORATIONS LTD. AND INTERNATIONAL FRONTIER RESOURCES LTD. DATED JULY 15, 1998.

THIS AGREEMENT is made of the 30th day of April, 1998

BETWEEN:

Tulita District Land Corporation Ltd. of General Delivery, Tulita, NT, X0E 0K0 (hereinafter referred to as "the Lessor")

OF THE FIRST PART

-and-

International Frontier Resources Ltd. of Suite 312, 1117 First Street S.W., Calgary, AB, T2R 0T9 (hereinafter referred to as "the Lessee")

OF THE SECOND PART

WHEREAS the Lessor granted the Lessee an option to enter into a Freehold Lease and Grant, a copy of which Freehold Lease and Grant is attached hereto and is incorporated as part of this Agreement;

AND WHEREAS the Lessee has exercised the option previously referred to herein and is now the holder of 100% of the interest granted pursuant to the Freehold Lease and Grant;

AND WHEREAS Article 40 of the Freehold Lease and Grant allows the Lessee to assign portions of its interest to other parties;

AND WHEREAS Article 50 of the said Freehold Lease and Grant allows the Lessor and the Lessee to amend the said agreement in writing;

NOW THEREFORE this Agreement witnesseth that in consideration of the sum of $1.00 paid by each party to each of the other three parties, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

1. The provisions of the third paragraph of the recital of the Freehold Lease and Grant which begins with the words "PROVIDED FURTHER that if..." are hereby amended by inserting the words "...of either the completion of the dry well, the ceasing of production or the abandonment of the well..." between the words "anniversary date" and "hereof unless".

2. Article 40 of the Freehold Lease and Grant is amended by deleting the date "April 30, 1998" appearing in the fourth last line and replacing it with "July 15, 1998".

ALL OF WHICH IS AGREED TO as of the date and year above written.

Tulita District Land Corporation Ltd.	International Frontier Resources Ltd.

Per: /s/ "Gordon Yakeleya"	Per: /s/ "Pat Boswell"